EXHIBIT 10.6

INDEMNIFICATION AGREEMENT

This INDEMNIFICATION AGREEMENT (the “Agreement”) is effective as of __________, 2003, by and between PracticeWorks, Inc., a Delaware Corporation (the “Corporation”), and _______________________ (the “Indemnitee”).

WHEREAS, the Indemnitee currently serves as a director, officer, or both [or as an agent, employee or legal representative] of the Corporation or of a subsidiary or division of the Corporation, and in such capacity is performing a valuable service; and

WHEREAS, the parties, in accordance with the Corporation’s Bylaws, believe it appropriate to memorialize and reaffirm the Corporation’s indemnification obligation to Indemnitee and, in addition, set forth the indemnification agreements contained herein;

WHEREAS, in order to induce the Indemnitee to continue to serve, the Corporation has determined and agreed to enter into this Agreement with the Indemnitee;

WHEREAS, in order to induce the Corporation to extend the indemnity provided herein and to advance defense costs, including attorneys’ fees, Indemnitee has agreed to execute an undertaking, in the form attached as Exhibit “A,” that he or she has acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Corporation with respect to each matter or claim for which he or she seeks indemnity under the Agreement or otherwise and, with respect to criminal action or proceeding, that he or she had no reasonable cause to believe his or her conduct violated applicable law;

NOW, THEREFORE, in consideration of the mutual promises stated herein and Indemnitee’s continued service on behalf of the Corporation after the date hereof, the parties agree as follows:

1.             Indemnification.

(a)    Indemnity; Indemnifiable Liabilities. The Corporation agrees, provided the applicable standards of conduct under Section 1(b) below are met, and except as set forth in Section 1(c) below, to indemnify and hold harmless Indemnitee to the fullest extent permitted by applicable law against all expenses, liability and loss (including attorneys’ fees and disbursements, judgments, penalties, fines, settlements or other reasonable expenses, including but not limited to court costs and expert witness fees) (collectively, “Indemnifiable Liabilities”) actually incurred or suffered by Indemnitee in connection with any threatened, pending or completed investigation, claim, action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, including, but not limited to, any derivative action or suit by or in the name of the Corporation (collectively, “Indemnifiable Claim”), with respect to which Indemnitee is a party or threatened to be made a party or is otherwise involved by reason of the fact that Indemnitee is or was serving as a director or officer of the Corporation, or is or was a director, officer, trustee, member stockholder, partner, incorporator or liquidator of any parent, subsidiary or division of the Corporation, or is or was serving at the request of the Corporation as a director, officer, member, partner, stockholder, trustee, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise.

(b)    Applicable Standard for Indemnification. The Corporation’s obligation of indemnification hereunder is conditioned upon the Indemnitee having acted, with respect to the circumstance under which the obligation for indemnification would arise, in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and if the obligation relates to a criminal action or proceeding the Indemnitee had no reasonable cause to believe his or her conduct was unlawful.

(c)    Limitation With Respect to Certain Actions. The Corporation is not obligated to provide indemnification under this Agreement (including payment or reimbursement of expenses) with respect to proceedings (or part thereof) initiated by the Indemnitee, except for proceedings to enforce rights under this Agreement.

(d)    Subsequent Change in Law, Etc. No change in the Corporation’s Certificate of Incorporation or Bylaws or applicable law subsequent to the date first above written shall have the effect of limiting or eliminating the indemnification available under this Agreement as to any act, omission, or capacity for which this Agreement provides indemnification. If any change after the date of this Agreement in any applicable law, statute, or rule expands the power of the Corporation to indemnify the Indemnitee, such change shall expand, to the extent of the change in the applicable law, statute or rule, Indemnitee’s rights and the Corporation’s obligations under this Agreement. If any change in any applicable law, statute, or rule narrows the right of the Corporation to indemnify the Indemnitee, such change shall have no effect on this Agreement or the parties’ rights and obligations hereunder, unless and until a final decision of a court bars or restricts such indemnity.

(e)    Subrogation. In the event of any payment under this Agreement and to the extent of such payment, the Corporation shall be entitled for itself, by way of subrogation, to all of the rights of recovery of the Indemnitee, who shall execute all papers reasonably required and shall take any actions reasonably necessary to secure such rights to enable the Corporation effectively to bring suit to enforce such rights.

2.             Assumption of Defense and Payment of Interim Expenses.

(a)    Notice of Claims. In the event that any Indemnifiable Claim is asserted against Indemnitee by a third party, Indemnitee shall promptly notify the Corporation of such claim, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the “Claim Notice”). Copies of any written demand, summons, complaint, and related documents received as part of the Indemnifiable Claim shall be attached to the Claim Notice. The Corporation shall then have fifteen (15) working days from its receipt of the Claim Notice (the “Notice

Period”) to notify the Indemnitee whether or not the Corporation desires, at its sole cost and expense, to defend the Indemnitee against such claim. A failure to provide prompt and timely notice of an Indemnifiable Claim shall not bar the Indemnitee’s claim for indemnity except to the extent the Corporation’s rights are materially prejudiced by the failure to provide prompt and timely notice.

(b)    Defense by Corporation. In the event that the Corporation notifies the Indemnitee within the Notice Period that it desires to defend the Indemnitee against such claim, then, except as hereinafter provided, the Corporation shall have the right promptly to settle or continue to litigate the claim to a final conclusion, including exhaustion of any appeals, in such a manner as to avoid any risk of Indemnitee becoming subject to liability for any other matter; provided, however, the Corporation shall not, without the prior written consent of Indemnitee, consent to the entry of any judgment against Indemnitee or enter into any settlement or compromise which does not include an unconditional, complete release of Indemnitee, in form and substance reasonably satisfactory to Indemnitee, from all monetary liability arising out of the Indemnifiable Claims. If Indemnitee desires to participate in, but not control, any such defense or settlement, Indemnitee may do so at Indemnitee’s sole cost and expense. The Indemnitee shall give the Corporation such information and cooperation as it may reasonably require and that shall be within Indemnitee’s power to provide.

(c)    Interim Expenses. In the event defense counsel assigned by the Corporation recommends that Indemnitee should retain separate counsel, the Corporation agrees to pay for or reimburse all expenses (including attorneys’ fees and expenses) actually and reasonably incurred by Indemnitee in connection with any Indemnifiable Claim, in advance of the final disposition thereof, and without requiring security, in accordance with Section 3(b) hereof and to the fullest extent permitted by applicable law.

(d)     Failure by Corporation to Defend. If, after receipt of the Claim Notice, the Corporation fails to defend the Indemnitee against such claim or to reimburse Interim Expenses, and if the Indemnitee’s defense of the claim is successful in whole or in part, then 100% of the costs of defense incurred by the Indemnitee shall be reimbursed by the Corporation. Any portion of the liability of Indemnitee as to which such defense is unsuccessful shall be conclusively deemed to be a liability of the Corporation, unless a determination is made in accordance with Section 4 that indemnification for such liability is not permissible. For purposes of this paragraph, a successful defense shall include any settlement, dismissal with or without prejudice, or other resolution of the claim without an adjudication of liability.

3.             Timing of Payments.

(a)    Indemnifiable Liabilities. Payments of any Indemnifiable Liabilities incurred by Indemnitee pursuant to Section 1 hereof shall be made no later than fifteen (15) working days after a request for payment, supported by appropriate evidence of such liability, has been received by the Corporation.

(b)    Interim Expenses. Payments of Interim Expenses to which Indemnitee is entitled pursuant to Section 2 hereof shall be made no later than fifteen (15) working days after receipt by the Corporation of a written affirmation by Indemnitee of his or her good faith belief that he or she is entitled to be indemnified by the Corporation for such Interim Expenses, accompanied by written evidence, such as invoices or receipts, showing the amount and confirming that the expense is currently due or has been paid by Indemnitee.

(c)    Repayment Undertaking. The Corporation’s obligations set forth herein with respect to any Indemnifiable Claim are contingent upon Indemnitee’s promptly executing a written undertaking, in the form attached as Exhibit A, with respect to such Indemnifiable Claim, agreeing to repay the full amount of any expenses advanced hereunder if it ultimately is determined that Indemnitee is not entitled to be indemnified by the Corporation for such amounts under the terms of this Agreement and applicable law.

(d)    Duplicate Payments. Payment by the Corporation of Interim Expenses and Indemnifiable Liabilities shall not be delayed pending resolution of claims for insurance proceeds under Section 6 or claims against third parties, provided, however, that consistent with the subrogation provisions of Section 1(e) above, Indemnitee shall not be entitled to more than one payment for the same Indemnifiable Liabilities and Interim Expenses and that Indemnitee shall immediately remit any duplicate payments of such Expenses received from any other source to the Corporation.

4.             Determination of Entitlement to Continuing Indemnification.

(a)    New Evidence/Pro-Rata Indemnification. If, as a result of amended pleadings or newly discovered evidence, full indemnification provided herein is no longer available under applicable law and may not be paid to the Indemnitee because it is determined that the pending matter includes one or more claims that are not indemnifiable in accordance with the basis for indemnity set forth in paragraph 1(a) above, then the Corporation shall continue to contribute to the amount of expenses, judgments, fines and settlements paid or payable by Indemnitee, but only in such proportion as is appropriate to reflect an appropriate pro-rata allocation between Indemnifiable Liabilities, as set forth in paragraphs 1(a) and (b) above, and those liabilities, including defense costs and expenses, that are not indemnifiable. In allocating defense costs and liabilities among indemnifiable and non-indemnifiable claims, the Corporation shall consider (1) the relative benefits received by the Corporation (or other liable parties) on the one hand and Indemnitee on the other hand from the transaction from which the non-indemnifiable claim arose, and (2) the relative fault of the Corporation (or other liable parties) on the one hand and of Indemnitee on the other in connection with the events that resulted in such expenses, judgments, fines, or settlement amounts, as well as any other relevant, equitable considerations. The relative fault of the Indemnitee shall be determined by reference to, among other things, the parties’ intent, knowledge, access to information, and opportunity to correct or to prevent the circumstances resulting in such expenses, judgments, fines, or settlement amounts. The Corporation agrees that it would not be just and equitable if the amount of indemnity allowable pursuant to this Section 4(a) were determined by any method of allocation that does not take into account the foregoing equitable considerations.

(b)    Notice and Dispute Resolution. The Corporation shall provide prompt written notice (the “Notice”) to Indemnitee of any decision to terminate or reduce the amount of indemnity payments. Indemnitee will have 10 days following receipt of the Notice to file a written appeal with the Corporation contesting the decision to deny indemnity and 30 days from receipt of the Notice to present evidence showing that the acts in controversy are indemnifiable, because they were undertaken in the reasonable belief of their legality and that they were in the best interests of the Corporation. The Corporation shall promptly review any additional evidence submitted and issue a final, written determination advising whether or not continuing indemnity will be provided and any restrictions or limitations thereon. If the determination is that continuing indemnity will be terminated or reduced, then no later than 10 days after receipt of that decision, Indemnitee may request review by the Corporation or request non-binding mediation by an independent, third party mediator selected in accordance with procedures established by a recognized entity, such as JAMS or the American Arbitration Association, providing such services at Indemnitee’s place of residence or other mutually agreeable location to assist in resolving this matter. The costs of such mediation will be borne equally by the Corporation and Indemnitee. All review proceedings and determinations under this Section shall be deemed confidential and protected from public disclosure by the joint interest privilege.

5.             Continuation of Payments and Judicial Review. If, in accordance with the provisions of Section 4, Indemnitee timely appeals a decision to deny indemnity, then the Corporation shall continue to provide indemnity until the end of the appeals process, including any non-binding mediation, if elected, unless the Corporation’s indemnity obligation is terminated earlier by court order. Nothing stated herein shall prevent the parties from settling any dispute by mutual agreement at any time, and either party may, at any time, commence a civil action in a court of competent jurisdiction to obtain judicial review of any decision regarding indemnity; provided, however, that commencement of a judicial proceeding by Indemnitee shall be deemed to end the appeals process and shall constitute a waiver of any further internal review of an indemnity decision made in accordance with Section 4. If a court orders payment of indemnification or advances for expenses to an Indemnitee pursuant to this Section, Indemnitee also shall be entitled to recover the expenses, including reasonable attorneys’ fees, incurred in obtaining the court-ordered payments.

6.             Insurance.

(a)    The Corporation will use all reasonable endeavors to obtain and maintain in full force and effect and to the extent such coverage is available in the market at a cost not significantly higher than the cost of current policies (adjusted for any extensions of coverage reasonably required because of growth of the Corporation’s business or acquisitions by the Corporation of additional businesses), insurance coverage for claims arising in connection with Indemnitee’s acts or omissions in his or her capacity as a director or officer or other agent of the Corporation or a subsidiary or affiliate for purposes of the indemnity provided under Section 1, provided that if the cost of similar coverage rises significantly, then the Corporation shall use reasonable endeavors otherwise consistent hereunder to secure as much coverage as it reasonably can for a cost similar to that of current policies, adjusted as provided above. Indemnitee agrees not to do or permit to be done anything that prejudices the insurance coverage provided and will immediately rectify anything within Indemnitee’s control that might prejudice rights to such insurance coverage. Indemnitee will immediately inform the Corporation on becoming aware of any act or omission that could prejudice the insurance coverage; and Indemnitee, if an officer or director of the Corporation, further agrees within a reasonable time in advance of renewal of the insurance and upon the written request of the Corporation to disclose to the Corporation every matter that Indemnitee knows or could reasonably be expected to know that is relevant to the insurance carrier’s decision to accept the risk of insurance and on what terms.

(b)    Subject to the terms, conditions, and restrictions of Section 6(a) above, the Corporation shall use all reasonable endeavors to maintain such insurance for the longer of (i) the period of the applicable statute of limitations for any possible claim or threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, or investigative, against Indemnitee by reason of the fact that Indemnitee served on behalf of the Corporation in any capacity entitled to indemnity under this Agreement; and (ii) seven (7) years from the last day on which Indemnitee serves on behalf of the Corporation in such a capacity. Provided, however, that the Corporation may, consistent with the provisions of Section 6(a), substitute policies providing at least the same coverage amounts and containing terms and conditions that are not materially less advantageous to Indemnitee than the policy or policies in effect when Indemnitee ceased serving the Corporation in a capacity entitled to indemnity under this Agreement.

(c)    The Corporation agrees not to do or permit to be done anything that prejudices or renders any part of the insurance coverage void, voidable, or unenforceable, and will immediately rectify anything reasonably in its control that might render the insurance void, voidable, or unenforceable or prejudice any recovery thereunder. For example, in any situation when the aggregate limit of liability of any existing policy is exhausted, the Company shall exercise any and all rights to reinstate such policy’s limit to the full extent allowed so that there is maximum coverage at all times. In any case in which the Corporation is jointly or concurrently insured for such liability, the Corporation hereby assigns first priority in recovery of the proceeds of such insurance, up to policy limits, to Indemnitee; provided that if more than one natural person is entitled to claim indemnity from the Corporation under its bylaws and applicable law, if such indemnity claim is insured, and if the aggregate amount available from the insurance does not fully cover the Corporation’s indemnity obligations, the amount to be paid by available insurance will be allocated among the indemnitees in accordance with the equitable principles set forth in Section 4.

(d)    If requested, the Corporation agrees to provide Indemnitee with a certificate of insurance once in every 12 month period and within 30 days after issuance of such certificate and to make the policy, if any, providing coverage for an Indemnifiable Claim available for inspection, upon reasonable notice, at the Corporation’s principal place of business during normal business hours, except when such disclosure would breach the terms of the policy. The Corporation will notify Indemnitee if, for any reason, the insurance required by this Section 6 is cancelled or not renewed and substitute coverage is not obtained, as set forth in Section 6(a).

7.             Continuation of Obligations. All agreements and obligations of the Corporation contained herein shall continue during the period Indemnitee is a director or officer, [or insert name/title of indemnifiable capacity] (or is now or in the future serving at the request of the Corporation as a director, officer, partner, trustee, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise of the Corporation that is currently or becomes an Insured or Insured Organization). Subject to the provisions of Sections 6 and 8, such obligations and agreements shall continue thereafter for so long as Indemnitee shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative, by reason of the fact that Indemnitee was serving in any such capacity on behalf of the Corporation.

8.             Successors. This Agreement establishes contract rights which shall be binding upon, and shall inure to the benefit of, the successors, assigns, heirs, and legal representatives of the parties hereto, including, with respect to the Corporation, any subsidiary Corporation or affiliate or joint venture 50% or more owned by the Corporation and any successor to such entity.

9.             Contract Rights Not Exclusive. The contract rights conferred by this Agreement shall be in addition to, but not exclusive of, any other right which Indemnitee may have or may hereafter acquire under any statute, provision of the Corporation’s Certificate of Incorporation or Bylaws, agreement, vote of stockholders or disinterested directors, or otherwise.

10.           Notices. Notices to the Corporation shall be directed to PracticeWorks, Inc., 1765 The Exchange, Suite 200, Atlanta, GA 30339, Attn.: President, facsimile (770) 850-5011 (or such other address as the Corporation shall designate in writing to Indemnitee). Notices to Indemnitee shall be addressed as provided below under Indemnitee’s signature (or such other address as the Indemnitee shall designate in writing to Corporation). Notice shall be deemed received when delivered, if sent by fax, hand delivery courier, overnight mail, or certified mail, return receipt requested, properly addressed as set forth above. In addition, Indemnitee shall give the Corporation such information and cooperation as it may reasonably require and as shall be within Indemnitee’s power to provide.

11.           Severability. Should any provision of this Agreement, or any clause thereof, be held to be invalid, illegal, or unenforceable, in whole or in part, the remaining provisions and clauses of this Agreement shall remain fully enforceable and binding on the parties.

12.           Prior Agreement. This Agreement replaces any prior written agreement of indemnity between the parties, subject to Section 9 above, and any such prior written agreement shall be of no further force or effect.

13.           Modification and Waiver. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provisions hereof (whether or not similar), nor shall any such waiver constitute a continuing waiver.

14.           Choice of Law. Jurisdiction and venue over any dispute shall be in Georgia; and the validity, interpretation, performance and enforcement of this Agreement shall be governed by Delaware law.

IN WITNESS WHEREOF, the parties have executed this Agreement.

INDEMNITEE

Name:

Address:

PRACTICEWORKS, INC.
By:

Name:

Title:

DRAFT: CONFIDENTIAL ATTORNEY-CLIENT DOCUMENT

EXHIBIT A

[Date]

PracticeWorks, Inc.
1765 The Exchange
Suite 200
Atlanta, GA 30339
Attention: President

Re:               [Describe Indemnifiable Claim]

Dear ____________:

I understand that the Board of Directors of PracticeWorks, Inc. (the “Corporation”), has authorized the Corporation to enter into an Indemnification Agreement setting forth the circumstances under which the potential liability I may incur as a defendant in the referenced case, as well as my expenses in that matter, including reasonable attorneys’ fees, will be reimbursed or advanced on my behalf during the course of the litigation. This indemnity arrangement with respect to the above claim is contingent upon my execution of this letter containing the certifications and undertakings stated below. I further understand that the authorization to advance defense costs on my behalf may be modified or revoked in accordance with Section 4 of the Indemnification Agreement, if any of the representations and undertakings set forth in this letter are no longer valid.

Based on the foregoing, I hereby represent and warrant that I reasonably believed that all of my activities and dealings with [insert name of plaintiff/ claimant] were carried out in good faith and in a manner that I believed to be in the best interests of PracticeWorks, Inc. and [insert name of covered affiliate with which you are associated, if not PracticeWorks, Inc.]. I further certify that I had and have no reasonable cause to believe that my conduct violated applicable law.

If it is subsequently determined in accordance with Section 4 of the Indemnification Agreement that I did not act in good faith; that I did not act in a manner I believed to be in the best interests of PracticeWorks and [insert name]; or that I had reasonable cause to believe that my actions were unlawful; and if the defense of my conduct in the referenced case is not successful on the merits and liability is imposed against me individually or against [insert name of corporate defendant] on account of my actions, then I hereby undertake to repay in full, promptly upon demand, any amount spent or advanced on my behalf by the Corporation with respect to this matter.

I certify that I have had an adequate opportunity to review this letter and the accompanying Indemnification Agreement and to consult with independent legal counsel of my choice regarding their contents, and I agree to the provisions of this letter and the undertakings set forth above as my own free act and deed.

Sincerely yours,

Dated: ____________ Indemnitee

Schedule of Parties

The following directors of PracticeWorks, Inc. have entered into an indemnification agreement in the same form as this exhibit.

Richard E. Perlman	Dated as of February 4, 2003
James K. Price	Dated as of February 4, 2003
James A. Cochran	Dated as of February 4, 2003
James C. Davis	Dated as of February 4, 2003
Raymond H. Welsh	Dated as of February 10, 2003
William R. Jellison	Dated as of February 10, 2003
J. Thomas Presby	Dated as of February 4, 2003

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